Exhibit 99.1

Hanover Compressor Company

More Than a Compressor Company™

Press Information

Houston, October 26, 2006

Hanover Compressor Company Reports
Improved Third Quarter 2006 Earnings

Third quarter 2006 revenue increased to $423.8 million, a 15% increase over third quarter 2005 revenue of $369.8 million. Net income for the third quarter 2006 was $12.3 million, or $0.12 earnings per share, compared with a net loss of $14.9 million, or $0.16 loss per share, in the third quarter 2005.

EBITDA(1) from continuing operations for the third quarter 2006 was $96.9 million, a 25% increase over third quarter 2005 EBITDA of $77.7 million. The company deferred recognition of approximately $5.4 million of revenue from projects in Nigeria that were off-line due to unrest in the area during the third quarter of 2006.

Hanover’s fabrication backlog was $688.8 million on September 30, 2006, compared to approximately $373.1 million at December 31, 2005 and $394.8 million at September 30, 2005.

“We continue to see significant growth opportunities for Hanover and remain optimistic about the future,” said John Jackson, President and Chief Executive Officer. “In spite of the issues in Nigeria, we are pleased with our improvement in profitability.”

Summary of Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended
	September 30,
	2006	2005	Increase (Decrease)
Revenue	$98,030	$87,703	12%
Operating expense	39,557	35,503	11%

Gross profit	$58,473	$52,200	12%
Gross margin	60%	60%	0%

U.S. rental revenue and gross profit increased during the three months ended September 30, 2006, compared to the three months ended September 30, 2005, due primarily to an improvement in market conditions that has led to an improvement in pricing and an increase in contracted horsepower. Gross margin for the three months ended September 30, 2006 benefited from price increases, but was offset by higher repair and maintenance expenses and the impact of recording increased incentive compensation expenses of approximately $1.1 million including the impact of the adoption of SFAS 123R.

International Rentals
(in thousands)

	Three months ended
	September 30,
	2006	2005	Increase (Decrease)
Revenue	$63,792	$58,208	10%
Operating expense	25,528	19,284	32%

Gross profit	$38,264	$38,924	(2)%
Gross margin	60%	67%	(7)%

During the third quarter of 2006, international rental revenue increased, compared to the third quarter of 2005, primarily due to increased rental activity in Venezuela, Mexico, Argentina and Brazil. Gross profit and gross margin decreased primarily due to higher repair and maintenance costs in Venezuela, Argentina and Mexico and costs in Nigeria. Additionally, the Company deferred recognition of approximately $5.4 million of revenues related to projects in Nigeria that were off-line due to the unrest in the area during the third quarter of 2006. This impacted gross margins by approximately 3%.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	September 30,
	2006	2005	Increase (Decrease)
Revenue	$47,951	$74,027	(35)%
Operating expense	37,894	55,865	(32)%

Gross profit	$10,057	$18,162	(45)%
Gross margin	21%	25%	(4)%

Parts, service and used equipment revenue for the three months ended September 30, 2006 decreased compared to the three months ended September 30, 2005 primarily due to a decrease in used rental equipment sales. Gross profit and gross margin for the three months ended September 30, 2006 were lower than the three months ended September 30, 2005 primarily due to reduced margins on used rental equipment and installation sales.

Parts, service and used equipment revenue includes two business components: (1) parts and service and (2) used rental equipment and installation sales. For the three months ended September 30, 2006, parts and service revenue was $43.7 million with a gross margin of 24%, compared to $40.7 million and 25%, respectively, for the three months ended September 30, 2005. Used rental equipment and installation sales revenue for the three months ended September 30, 2006 was $4.2 million with a gross margin of (6)%, compared to $33.3 million with a 24% gross margin for the three months ended September 30, 2005. Our used rental equipment and installation sales revenue and gross margins vary significantly from period to period and are dependent on the exercise of purchase options on rental equipment by customers and installation sales associated with the start-up of new projects by customers.

Compressor and Accessory Fabrication
(in thousands)

	Three months ended
	September 30,
	2006	2005	Increase (Decrease)
Revenue	$90,141	$51,798	74%
Operating expense	74,371	44,418	67%

Gross profit	$15,770	$7,380	114%
Gross margin	17%	14%	3%

For the third quarter 2006, compressor and accessory fabrication revenue, gross profit and gross margin increased, compared to the third quarter of 2005, due primarily to improved market conditions that led to higher sales levels and better pricing. As of September 30, 2006, the Company had compressor and accessory fabrication backlog of $192.3 million, compared to approximately $95.6 million at September 30, 2005.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	September 30,
	2006	2005	Increase (Decrease)
Revenue	$115,890	$90,312	28%
Operating expense	97,675	83,146	17%

Gross profit	$18,215	$7,166	154%
Gross margin	16%	8%	8%

For the third quarter of 2006, production and processing equipment fabrication revenue, gross profit and gross margin increased over third quarter of 2005 due to improved market conditions leading to an increase in awarded sales, improved pricing and an increase in operating efficiencies. Margins for the 2005 third quarter were also impacted by poor performance on certain jobs. The backlog for production and processing equipment fabrication was approximately $496.4 million at September 30, 2006 compared to $299.2 million at September 30, 2005, including Belleli’s backlog of $454.0 million and $203.1 million at September 30, 2006 and 2005, respectively.

Capital and Other

Hanover had capital expenditures of approximately $54 million in the third quarter of 2006, compared to approximately $49 million in the third quarter of 2005. At September 30, 2006, the Company had approximately $1.44 billion in debt and compression equipment lease obligations, compared to $1.49 billion at September 30, 2005.

Total compression horsepower at September 30, 2006 was approximately 3,337,000, consisting of approximately 2,444,000 horsepower in the United States and approximately 893,000 horsepower internationally.

Compression HP Utilization Rate

Date	U.S.	International	Total
September 30, 2006	85%	96%	88%

December 31, 2005	82%	98%	86%

September 30, 2005	80%	98%	85%

Conference Call Details

Hanover Compressor Company (NYSE: HC) will host a conference call at 11:00 a.m. Eastern Time, Thursday, October 26, 2006, to discuss its financial results for the third quarter of 2006 and other matters. To access the call, United States and Canadian participants should dial (888) 935-4577. International participants should dial (718) 354-1388 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 8940579.

A replay will be available from 2:00 p.m. Eastern Time on Thursday, October 26, until midnight on Thursday, November 2, 2006. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 8940579. Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log on to the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

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About Hanover Compressor Company
Hanover Compressor Company (NYSE:HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found on the Internet (www.hanover-co.com).

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion (including our ability to timely and cost-effectively execute projects in new international operating environments), integrating acquired businesses, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues and other income:
U.S. rentals	$98,030	$87,703	$282,746	$262,548
International rentals	63,792	58,208	193,818	167,644
Parts, service and used equipment	47,951	74,027	152,959	157,995
Compressor and accessory fabrication	90,141	51,798	214,960	125,414
Production and processing equipment fabrication	115,890	90,312	298,162	284,180
Equity in income of non-consolidated affiliates	6,313	6,027	17,391	15,759
Gain on sale of business and other income	1,667	1,771	42,216	2,714

	423,784	369,846	1,202,252	1,016,254
Expenses:
U.S. rentals	39,557	35,503	114,377	102,563
International rentals	25,528	19,284	70,551	53,930
Parts, service and used equipment	37,894	55,865	124,017	117,140
Compressor and accessory fabrication	74,371	44,418	179,546	110,622
Production and processing equipment fabrication	97,675	83,146	255,841	254,700
Selling, general and administrative	50,913	45,442	148,751	131,509
Foreign currency translation	905	1,083	(2,828)	6,309
Debt extinguishment costs	—	7,318	5,902	7,318
Other	—	133	1,204	526

	326,843	292,192	897,361	784,617

EBITDA from continuing operations (1)	96,941	77,654	304,891	231,637
Depreciation and amortization	45,307	47,535	130,352	138,457
Interest expense	28,802	34,612	89,729	105,214

	74,109	82,147	220,081	243,671

Income (loss) from continuing operations before income taxes and minority interest	22,832	(4,493)	84,810	(12,034)
Provision for income taxes	11,216	10,279	29,209	20,922

Income (loss) from continuing operations before minority interest	11,616	(14,772)	55,601	(32,956)
Minority interest, net of taxes	93	—	—	—

Income (loss) from continuing operations	11,709	(14,772)	55,601	(32,956)
Income (loss) from discontinued operations, net of tax	570	(166)	431	(862)
Cumulative effect of accounting change, net of tax	—	—	370	—

Net income (loss)	$12,279	$(14,938)	$56,402	$(33,818)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.12	$(0.16)	$0.55	$(0.37)
Income (loss) from discontinued operations, net of tax	—	—	0.01	(0.01)
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income (loss)	$0.12	$(0.16)	$0.56	$(0.38)

Dilutive income (loss) per common share:
Income (loss) from continuing operations(2)	$0.11	$(0.16)	$0.54	$(0.37)
Income (loss) from discontinued operations, net of tax	0.01	—	0.01	(0.01)
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income (loss)	$0.12	$(0.16)	$0.55	$(0.38)

Weighted average common and common equivalent shares outstanding:
Basic	101,377	93,888	101,053	88,488

Diluted	103,399	93,888	108,962	88,488

Gross profit percentage:
U.S. rentals	60%	60%	60%	61%
International rentals	60%	67%	64%	68%
Parts, service and used equipment	21%	25%	19%	26%
Compressor and accessory fabrication	17%	14%	16%	12%
Production and processing equipment fabrication	16%	8%	14%	10%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, minority interest, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. The Company uses EBITDA as a performance measure and has therefore reconciled EBITDA to net income. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
EBITDA Reconciliation

Income (loss) from continuing operations	$11,709	$(14,772)	$55,601	$(32,956)

Add:

Depreciation and amortization	45,307	47,535	130,352	138,457

Interest expense	28,802	34,612	89,729	105,214

Minority interest	(93)	—	—	—

Provision for income taxes	11,216	10,279	29,209	20,922

EBITDA from continuing operations	$96,941	$77,654	$304,891	$231,637

(2)	Net income for the diluted earnings per share calculation for the nine-month period ended September 30, 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 totaling $3.6 million. For all other periods presented, these convertible notes were anti-dilutive.